FOR IMMEDIATE RELEASE                 Contact:          Richard B. Witaszak
                                                        Chief Financial Officer
                                                        (901)362-3733, Ext. 2217

             FRED'S AGREES TO ACQUIRE 17 STORES FROM CVS CORPORATION

MEMPHIS, Tennessee (October 14, 1997) - Fred's, Inc. (Nasdaq/NM:FRED) today announced that it has agreed to acquire 17 stores from CVS Corporation in a cash transaction. Terms of the definitive agreement, which remains subject to the completion of due diligence and approval by the Federal Trade Commission, were not disclosed.

         Commenting on the announcement, Michael J. Hayes, President and Chief Executive Officer, said, "This acquisition makes an excellent addition to our store and pharmacy expansion program, since all of the stores involved are located in our current geographic markets. We expect to close the transaction and assume operations during our fourth quarter." Hayes noted that this acquisition will be incremental to the Company's previously announced store opening targets for fiscal 1997.

         The 17 stores involved in this transaction currently generate on average $3 to $4 million each in annual store and pharmacy related sales. The Company believes the acquired stores will have a positive impact on its earnings by the first quarter of 1998.

     Fred's, Inc. operates 239 discount general merchandise stores in the southeastern United States. The Company also markets goods and services to 31 franchised Fred's stores.





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